Exhibit 10.6

LOCKUP AGREEMENT

[Form for Sponsor and SPAC D&O]

This Lockup Agreement is dated as of [•], 202[•] and is between [PUBCO]1, a Delaware corporation (the “Company”) (f/k/a dMY Technology Group, Inc. IV), dMY Sponsor IV, LLC, a Delaware limited liability company (the “Sponsor”), each of the stockholder parties identified on Exhibit A hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit B2 hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, the Stockholder Parties own or will own equity interests in the Company;

WHEREAS, the Company, Photon Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“First Merger Sub”), Photon Merger Sub Two, LLC a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Second Merger Sub”), and Planet Labs Inc., a Delaware corporation (“Planet”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of July 7, 2021, pursuant to which, among other transactions, First Merger Sub merged with and into Planet, with Planet continuing on as the surviving corporation and a wholly-owned subsidiary of the Company (the “First Merger”)], and, immediately following the First Merger and as part of the same overall transaction as the First Merger, Planet merged with and into Second Merger Sub, with Second Merger Sub continuing on as the surviving entity and a wholly-owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Mergers”), all on the terms and conditions set forth therein;

WHEREAS, each Acquiror Director is a member of the Sponsor and, immediately prior to the Closing, the Sponsor holds all Class B Common Stock, which were converted into Class A Common Stock at the Closing; and

WHEREAS, in connection with the Mergers, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

[1]	Note to Draft: Name of public company to be determined.
[2]

Note to Draft: Exhibit B to be executed by all recipients of founder shares that are distributed by the Sponsor post-Closing and prior to the end of the Lock-up Period that are affiliates of the executive officers and directors of dMY listed on Exhibit A. Exhibit C to be executed by all other recipients of founder shares that are distributed by the Sponsor post-Closing and prior to the end of the Lock-up Period.

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Acquiror Director” has the meaning set forth in Section 2.1(d)(i).

“Action” has the meaning set forth in Section 5.7.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Blackout Period” has the meaning set forth in Section 2.1(d)(ii).

“Blackout-Related Release” has the meaning set forth in Section 2.1(c).

“Change of Control” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Founders, the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the then-outstanding equity securities of the Company, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or (2) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is (i) a sale of all or substantially all of the assets of the Company (as appearing in its most recent balance sheet), or assets of the Company generating all or substantially all of the gross revenues or net income (as appearing in its most recent income statement), to any Person or (ii) that shares of Class A Common Stock are delisted from the principal securities exchange or securities market on which such shares of Class A Common Stock are then traded prior to the consummation of such transaction(s).

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company, following the consummation of the Mergers.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company, prior to the consummation of the Mergers.

“Closing Date” means the closing date of the Mergers.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Excluded Shares” mean (a) any shares of Class A Common Stock purchased pursuant to a Subscription Agreement, (b) the Acquiror Warrants, (c) any shares of Class A Common Stock issued pursuant to the exercise of any Acquiror Warrant and (d) any shares of Class A Common Stock acquired in the open market or otherwise from a Person other than a Stockholder Party.

“First Merger” has the meaning set forth in the Background.

“First Merger Sub” has the meaning set forth in the Background.

“Immediate Family” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“Indemnified Liabilities” has the meaning set forth in Section 4.1(a).

“Insider Trading Policy” means the insider trading policy or equivalent policy of the Company, as amended from time to time.

“Investor Lock-up Period Early Release Date” has the meaning set forth in Section 2.1(d)(v).

“Lock-up” has the meaning set forth in Section 2.1(a).

“Lock-up Period” has the meaning set forth in Section 2.1(d)(iii).

“Lock-up Period Early Release Trigger” means the Sponsor and Director Lock-up Period Early Release Trigger or the Investor Lock-up Period Early Release Trigger, as applicable.

“Lock-up Shares” has the meaning set forth in Section 2.1(d)(vi).

“Mergers” has the meaning set forth in the Background.

“Merger Agreement” has the meaning set forth in the Background.

“Permitted Transferees” has the meaning set forth in Section 2.1(d)(vii).

“Planet” has the meaning set forth in the Background.

“Release” has the meaning set forth in Section 5.2(f).

“Requesting Person” has the meaning set forth in Section 5.3(b).

“Sale Price” means the price per share of Class A Common Stock paid or payable to the holders thereof upon the occurrence of a Change of Control. If and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, the Board of Directors of Acquiror shall determine the price paid per share of Class A Common Stock in such Change of Control in good faith, including the affirmative vote of the director appointed by Sponsor pursuant to Section 7.6 of the Merger Agreement if he is then on the Board of Directors of Acquiror. If and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) equal to the total value attributed to such non-cash consideration as determined in the transaction documents entered into in connection with such Change of Control, or (b) if no such transaction documents exist or no method for determining such value is contemplated therein, (i) with respect to any securities, (A) the average of the closing prices of the sales of such securities on the principal securities exchange on which such securities are then listed, averaged over a period of 20 Trading Days preceding the date of the consummation of such Change of Control, or (B) if the information contemplated by the preceding clause (A) is not practically available, then the fair market value of such securities as of the date of valuation as determined in accordance with the succeeding clause (ii), and (ii) with respect to any other non-cash assets, the fair market value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by the Company and the Sponsor and engaged at the cost of the Company, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction without giving effect to any minority or liquidity discount.

“Sale Securities” has the meaning set forth in Section 5.3(a).

“Second Merger” has the meaning set forth in the Background.

“Second Merger Sub” has the meaning set forth in the Background.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor and Director Lock-up Period Early Release Date” has the meaning set forth in Section 2.1(d)(iv).

“Sponsor Vesting Period” has the meaning set forth in Section 3.2(a).

“Stockholder Parties” has the meaning set forth in the Preamble.

“Subscription Agreement” means a Subscription Agreement, dated as of July 7, 2021, by and between a person listed on Annex I of the Acquiror Disclosure Letter and the Company.

“Trading Day” means any day on which shares of Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Class A Common Stock are then traded.

“Transfer” has the meaning set forth in Section 2.1(d)(viii).

“Vesting Shares” has the meaning set forth in Section 3.1.

“Vesting Warrants” has the meaning set forth in Section 3.1.

1.2 Construction. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), each Stockholder Party agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Each Stockholder Party or any of its Permitted Transferees may Transfer any Lock-up Shares it holds during the Lock-up Period (i) to any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliates of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates, or to any other Stockholder Party; (ii) by gift to a charitable organization; (iii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are one or more members of the individual’s Immediate Family or an Affiliate of such Person, or, in the case of a trust, Transfer to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust; (iv) in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) with the Company’s and the Sponsor’s prior written consent; (vii) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (i) through (vi); (viii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (ix) to the Company; (x) forfeitures of Lock-up Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date; or (xii) to the extent required by any legal or regulatory order; provided that in each case of clauses (i)–(vii), if the transferee is not another Stockholder Party, such Transfer shall be subject to prior receipt by the Company of a duly executed joinder to this Agreement substantially in the form of Exhibit B hereto.

(c) Notwithstanding the provisions set forth in this Section 2.1, to the extent that the holder of Lock-Up Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if the Lock-up Period, excluding in connection with a Lock-up Period Early Release Trigger, is scheduled to end during such Blackout Period or within five Trading Days prior to the commencement of a Blackout Period, the Lock-up Period shall end ten Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”). The Company shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release.

(d) For purposes of this Section 2.1:

(i) The term “Acquiror Director” means each of Darla Anderson, Francesca Luthi, Niccolo de Masi, Harry You and Charles E. Wert.

(ii) The term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Insider Trading Policy.

(iii) The term “Lock-up Period” means (A) with respect to the Lock-up Shares held by the Sponsor and attributable to the Acquiror Directors (as set forth on Exhibit A hereto), the period beginning on the Closing Date and ending on the earlier of (1) the date that is 18 months after the Closing Date and (2) the Sponsor and Director Lock-up Period Early Release Date, and (B) with respect to all the other Lock-up Shares held by the Sponsor that are not attributable to the Acquiror Directors or by any other recipients that are not Affiliates of the Acquiror Directors following the Closing Date, the period beginning on the Closing Date and ending on the earlier of (1) the date that is 12 months after the Closing Date and (2) the Investor Lock-up Period Early Release Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no Lock-up Shares referred to in the foregoing clause (A) shall be subject to Lock-up from and after the date that is 18 months after the Closing Date and no Lock-up Shares referred to in the foregoing clause (B) shall be subject to Lock-up from and after the date that is 12 months after the Closing Date.

(iv) The term “Sponsor and Director Lock-up Period Early Release Date” means, (x) with respect to the Lock-up Shares attributable to Harry You and Niccolo de Masi as set forth on Exhibit A only, the date on which the last reported sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 330 days after the Closing Date and (y) with respect to the Lock-up Shares attributable to Darla Anderson, Francesca Luthi and Charles E. Wert as set forth on Exhibit A only, the date on which the last reported sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 330 days after the Closing Date (as applicable, the “Sponsor and Director Lock-up Period Early Release Trigger”); provided, however, that to the extent that the holder of Lock-Up Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if at the time of any Sponsor and Director Lock-up Period Early Release Date, the Company is in such Blackout Period, the actual date of the Sponsor and Director Lock-up Period Early Release Date shall be delayed until immediately prior to the opening of trading on the second Trading Day following the end of the Blackout Period; provided, further, that the Company shall announce the date of the expected Sponsor and Director Lock-up Period Early Release Date through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Sponsor and Director Lock-Up Period Early Release Date.

(v) The term “Investor Lock-up Period Early Release Date” means the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date (the “Investor Lock-up Period Early Release Trigger”); provided, however, that to the extent that the holder of Lock-Up Shares is subject to stock trading restrictions during any Blackout Period pursuant to the Insider Trading Policy and if at the time of any Investor Lock-up Period Early Release Date, the Company is in such Blackout Period, the actual date of the Investor Lock-up Period Early Release Date shall be delayed until immediately prior to the opening of trading on the second Trading Day following the end of the Blackout Period; provided, further, that the Company shall announce the date of the expected Investor Lock-up Period Early Release Date through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Investor Lock-Up Period Early Release Date.

(vi) The term “Lock-up Shares” means (A) with respect to any Stockholder Party that is an Acquiror Director and such Acquiror Director’s respective Permitted Transferees, 5,950,000 shares of Class A Common Stock held by the Sponsor immediately following the Closing that are converted from the Class B Common Stock held by the Sponsor immediately prior to the Closing attributable to such Acquiror Director; and (B) with respect to the Sponsor and its Permitted Transferees, 8,625,000 shares of Class A Common Stock held by the Sponsor immediately following the Closing that are converted from 8,625,000 shares of Class B Common Stock held by the Sponsor immediately prior to the Closing, in each case of the foregoing clauses (A) and (B), other than any Excluded Shares. For clarity, Exhibit A sets forth the number of Lock-up Shares attributable to each Acquiror Director and the Sponsor.

(vii) The term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to Transfer such shares of Class A Common Stock pursuant to Section 2.1(b).

(viii) The term “Transfer” means the (A) sale of, public offer to sell, entry into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(e) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of Class A Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(f) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions.

(g) For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares and any dividends declared on the Lock-up Shares.

ARTICLE III

VESTING OF FOUNDER SHARES

3.1 General. The Sponsor agrees that, effective upon the Closing, 862,500 shares of Class A Common Stock (the “Vesting Shares”) and 2,966,667 of the warrants to purchase Class A Common Stock (the “Vesting Warrants”), in each case, held by the Sponsor immediately following the Closing”) shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this ARTICLE III. In addition to, and without limiting, any restrictions on Transfers set forth in ARTICLE II with respect to the Vesting Shares, the Sponsor agrees that it shall not Transfer any unvested Vesting Shares or unvested Vesting Warrants prior to the date such Vesting Shares or Vesting Warrants, as applicable, become vested pursuant to this ARTICLE III.

3.2 Vesting.

(a) The Vesting Shares and Vesting Warrants shall be subject to vesting from and after the Closing through and until the date that is five years after the Closing Date (the “Sponsor Vesting Period”) as follows:

(i) 25% of the Vesting Shares and 25% of the Vesting Warrants shall vest and cease to be subject to forfeiture if at any time during the Sponsor Vesting Period: (x) the last sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $15.00 for any 20 Trading Days within any 30-Trading Day period; or (y) the Company consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $15.00 per share;

(ii) 25% of the Vesting Shares and 25% of the Vesting Warrants shall vest and cease to be subject to forfeiture if at any time during the Sponsor Vesting Period: (x) the last sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $17.00 for any 20 Trading Days within any 30-Trading Day period; or (y) the Company consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $17.00 per share;

(iii) 25% of the Vesting Shares and 25% of the Vesting Warrants shall vest and cease to be subject to forfeiture if at any time during the Sponsor Vesting Period: (x) the last sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $19.00 for any 20 Trading Days within any 30-Trading Day period; or (y) the Company consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $19.00 per share; and

(iv) 25% of the Vesting Shares and 25% of the Vesting Warrants shall vest and cease to be subject to forfeiture if at any time during the Sponsor Vesting Period: (x) the last sale price of the Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source) equals or exceeds $21.00 for any 20 Trading Days within any 30-Trading Day period; or (y) the Company consummates a Change of Control which results in any of its stockholders having the right to exchange such Person’s shares for cash, securities or other property having a Sale Price of at least $21.00 per share.

For the avoidance of doubt, if the vesting condition applicable to more than one of Section 3.2(a)(i), Section 3.2(a)(ii), Section 3.2(a)(iii) or Section 3.2(a)(iv) have been satisfied at any time, then all of the Vesting Shares and Vesting Warrants subject to such satisfied vesting condition will immediately vest and no longer be subject to the forfeiture provided in this ARTICLE III.

(b) Any Vesting Shares or Vesting Warrants that remain unvested on the first Business Day after the conclusion of the Sponsor Vesting Period shall be forfeited by the Sponsor to the Company, without any consideration for such Transfer and, thereafter, the Sponsor shall cease to have any right, title or interest in and to such forfeited Vesting Shares or Vesting Warrants.

(c) The trading price of the Class A Common Stock referenced in each of Section 3.2(a)(i), Section 3.2(a)(ii), Section 3.2(a)(iii) or Section 3.2(a)(iv) and the per share consideration with respect to any Change of Control referenced in each of Section 3.2(a)(i), Section 3.2(a)(ii), Section 3.2(a)(iii) or Section 3.2(a)(iv) shall be equitably adjusted for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Class A Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Class A Common Stock, occurring on or after the date hereof and prior to the time of any vesting of any Vesting Shares or Vesting Warrants.

(d) Each of the Stockholder Parties party hereto agrees that, in addition to any legend imposed by applicable securities laws, the Vesting Shares and Vesting Warrants shall, concurrently with the Closing, have the restrictive legend (and stop transfer orders shall be placed against the transfer thereof with the Company’s transfer agent) affixed to them as set forth below:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, INCLUDING VESTING OR FORFEITURE, IN EACH CASE, AS SET FORTH IN THE LOCK-UP AGREEMENT, DATED AS OF [•], BY AND AMONG [PUBCO], DMY SPONSOR IV, LLC AND THE OTHER PARTIES SIGNATORIES THERETO AND MAY NOT BE TRANSFERRED WITHOUT THE EXPRESS INSTRUCTION OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

ARTICLE IV

INDEMNIFICATION

4.1 Indemnification.

(a) For a period of six years after the Closing Date, the Company will indemnify, exonerate and hold harmless the Sponsor from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Agreement, arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the Transaction which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of the Company or its control or ability to influence the Company; provided that the foregoing shall not apply to any liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and the Company or any of its subsidiaries, on the other hand.

(b) Notwithstanding anything to the contrary in the foregoing paragraph, the Company shall not be liable for Indemnified Liabilities in excess of $4 million pursuant to the foregoing paragraph. For the avoidance of doubt, the rights of the Sponsor to indemnification pursuant to the foregoing paragraph will be in addition to any other rights the Sponsor may have under any other agreement or instrument to which the Sponsor is or becomes a party or is or otherwise becomes a beneficiary or under Law.

ARTICLE V

GENERAL PROVISIONS

5.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Company, to:

[PUBCO]

645 Harrison St., Floor 4

San Francisco, CA 94107

Attention: Laura Malinasky, Chief Legal & Compliance Officer

Email: legal@planet.com

with a copy (not constituting notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Josh Dubofsky

         Saad Khanani

E-mail: Josh.Dubofsky@lw.com

         Saad.Khanani@lw.com

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.

5.2 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company, the Sponsor and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The Company and any other party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company, the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, the Company.

(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.

(f) Notwithstanding anything to the contrary in this Agreement, if the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in this Agreement as to any Stockholder Party(ies) or in any other lock-up agreement entered into in connection with the execution of the Merger Agreement as to any stockholders party thereto (a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of each Stockholder Party’s Lock-up Shares hereunder (and, for the avoidance of doubt, without regard to any difference between the Lock-Up Period and the lock-up period subject to the Release) and the provisions of Section 2.1 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. For the avoidance of doubt, the provisions of Section 2.1 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Lock-up Shares hereunder (unless such Stockholder Party so consents).

5.3 Further Assurances.

(a) The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

(b) Without limiting the generality of the foregoing, subject to the Transfer restrictions set forth herein, upon written request from a Stockholder Party (or such Person’s Permitted Transferee, as applicable) (the “Requesting Person”) regarding a proposed Transfer of any shares of Class A Common Stock or any Acquiror Common Warrants held by the Sponsor immediately after the Closing (including any shares of Class A Common Stock issuable from such Acquiror Common Warrants) (the “Sale Securities”), the Company shall use commercially reasonable efforts to: (i) if the Requesting Person is subject to the Insider Trading Policy, promptly (in any event, within one (2) Trading Days following such written request) inform the Requesting Person of the Company’s decision (together with the reasons for such trade not being cleared, if applicable) on pre-clearance of the proposed Transfer under the Insider Trading Policy, and (ii) promptly instruct the Company’s transfer agent to remove any restrictive legends applicable to the Sale Securities being Transferred, cause the Company’s legal counsel to deliver any legal opinions to its transfer agent required for such Transfer and otherwise cause its transfer agent to permit the Transfer of such Sale Securities (A) if the Requesting Person is not subject to the Insider Trading Policy, within one (2) Trading Days following such written request from the Requesting Person and (B) if the Requesting Person is subject to the Insider Trading Policy, unless the Company informs the Requesting Person that the proposed Transfer is prohibited by the Insider Trading Policy pursuant to the preceding clause (i) of this Section 5.3(b), within two (2) Trading Days following such written request from the Requesting Person.

5.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided that a Stockholder Party may assign this Agreement to a Permitted Transferee solely in connection with a Transfer permitted by this Agreement, subject to the receipt by the Company of a duly executed joinder to this Agreement substantially in the form of Exhibit B hereto by the Permitted Transferee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.4 shall be null and void, ab initio.

5.5 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

5.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

5.7 Jurisdiction. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.7.

5.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.9 shall not be required to provide any bond or other security in connection with any such injunction.

5.10 Entire Agreement. Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company under this Agreement.

5.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

5.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.13 Several Liability. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s representations, warranties or obligations under this Agreement.

5.14 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

[PUBCO]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

[STOCKHOLDER PARTY]

By:

[Signature Page to Lock-Up Agreement]